UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934 (Amendment No.    )

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Furmanite Corporation
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FURMANITE CORPORATION HIGHLIGHTS TRACK RECORD OF VALUE CREATION

Strategy Driving Continued Performance

Mails Letter to Shareholders in Connection with Annual Meeting

Urges Shareholders to Vote FOR the Company’s Director Nominees
on the GOLD Proxy Card TODAY

HOUSTON, TEXAS (April 13, 2015) – Furmanite Corporation (NYSE: FRM) today announced that it will mail a letter to shareholders in connection with the Company’s 2015 Annual Meeting of Stockholders, scheduled for April 24, 2015. The Furmanite Board of Directors unanimously recommends that shareholders vote the GOLD proxy card FOR all five of the Company’s highly qualified and experienced director nominees: Sangwoo (“Bill”) Ahn, Kathleen G. Cochran, Kevin R. Jost, Joseph E. Milliron and Ralph J. Patitucci.

The full text of the letter follows:

April 13, 2015

Dear Fellow Shareholder:

The Furmanite Annual Meeting of Stockholders, scheduled to be held on April 24, 2015, is rapidly approaching. At the Annual Meeting you are being asked to make an important decision regarding the future of Furmanite. We urge you to protect the value of your investment by voting “FOR” Furmanite’s experienced and highly qualified Director nominees: Sangwoo (“Bill”) Ahn, Kathleen G. Cochran, Kevin R. Jost, Joseph E. Milliron and Ralph J. Patitucci.

Please use the enclosed GOLD proxy card TODAY to vote by telephone, by Internet or by signing, dating and returning the GOLD proxy card in the postage-paid return envelope provided. We strongly urge you to disregard any white proxy cards from Mustang Capital that you may receive.

YOUR BOARD AND MANAGEMENT TEAM HAVE OVERSEEN
A SUCCESSFUL STRATEGIC EVOLUTION

Your Board and management have a proven track record of actively managing and evolving the Company to ensure it is best positioned for growth and value creation across cycles and geographies. Over the past decade, your Board and management team have successfully positioned Furmanite to deliver value during peak markets, navigated through a significant global recession, and transformed a fragmented operating footprint into a unified global, sole-source customer partner that Furmanite is today.

We are moving forward with a strong and stable infrastructure to enable substantial growth without significant additional investment. Your Board and management team have taken a number of steps to transform the Company into an international leader and have delivered consistent growth and profitability throughout these process changes and enhancements, including:

•	Increasing revenues from $276 million in 2009 to $529 million in 2014;

•	Generating operating income growth from $1.5 million in 2009 to $20.7 million in 2014; and

•	Growing Furmanite’s market capitalization from $140 million in 2009 to $295 million in 2014.

Your Board recently appointed Joe Milliron as chief executive officer, effective January 1, 2015. Under Mr. Milliron’s leadership, and with your Board’s oversight, Furmanite has been able to secure critical new talent that has already turned around performance in Furmanite’s Engineering and Project Solutions segment. We opportunistically acquired this segment of Furmanite in the third quarter of 2013 because we believed in its potential, and in the third quarter of 2014 the segment became profitable for the first time. We have also strengthened project management through additional key hires.

YOUR BOARD AND MANAGEMENT TEAM HAVE THE RIGHT STRATEGY
THAT IS FOCUSED ON PERFORMANCE AND GAINING MOMENTUM

Your Board and management team are focused on continuous improvement and execution as we work through the next phase of our strategic plan. Our efforts to date have helped the Company’s revenue more than triple, from $154 million in 2005 to $529 million in 2014, which is driving profitable growth:

At the same time as we are growing revenue and profitability, your Board and management team are taking significant action to reduce costs and operate more efficiently. We revised sales incentives to better align compensation with performance and are focused on containing costs with a target of 75% of incremental gross margin dollars to operating income. At the same time, we have adopted measures that ensure Furmanite is operating with an optimal safety and consistent quality around the world.

Furmanite is gaining momentum as we march through 2015. Bolstered by our strong fourth quarter 2014 results, we continue to execute on initiatives to drive profitable, bottom line growth through additional revenue generation. For the fourth quarter 2014, Furmanite reported:

•	Increased revenue of $3.5 million, or 2.7% over the prior year fourth quarter;

•	Growth in operating income by $2.9 million to $7.6 million; and

•	Increased net income to $4.8 million, or $0.13 per diluted share, compared to $2.6 million, or $0.07 per diluted share, in the prior year fourth quarter.

Fourth quarter 2014 results outperformed analysts’ consensus EPS expectations by 30% and exceeded prior year results by 86%.

We will continue to make the right strategic decisions, including acquisitions, to support our customers and build key areas of our business, which ultimately serve to enhance long-term shareholder value.

MUSTANG’S “PLAN” OFFERS NO CREDIBLE IDEAS TO CREATE VALUE AND
WE BELIEVE IT PRESENTS SIGNIFICANT RISK TO FURMANITE SHAREHOLDERS

We welcome the constructive ideas and opinions of all Furmanite shareholders. We are concerned though, and believe that you should also be concerned, by the fact that Mustang has presented no credible plan or ideas to create additional value for you or any concrete statements of how they would proceed if they gain control of the Furmanite board.

We believe this is because Mustang’s nominees do not have any new ideas or the right experience to develop and execute on a strategy that would benefit you.

Mustang owns approximately 4.9% of Furmanite, yet seeks control of 80% of the Board through nominees with:

X	Limited public company executive or operating experience;
X	Limited to no relevant public company Board experience; Mustang provides no historical or quantifiable results for their proposed board members;
X	No institutional knowledge of Furmanite; and
X	Limited international experience (over 30% of Furmanite’s business is outside of the US)!
Mustang’s nominees include two financial services professionals, one of whom is the principal of Mustang, as well as an active leader of a Furmanite competitor who would have to contend with conflicting duties.

Furmanite has a clearly articulated strategy underway that is delivering tangible and measurable results. We strongly believe Mustang’s proposed disruption of the Board’s oversight and management’s execution of our strategy would be value destructive to Furmanite shareholders.

WE URGE YOU NOT TO RISK electing Mustang’s nominees, who could undermine the strength of a diverse and experienced Board that has a demonstrated track record of execution and shareholder value creation.

FURMANITE HAS A HIGHLY QUALIFIED AND ACTIVELY ENGAGED BOARD THAT IS COMMITTED TO DELIVERING VALUE FOR ALL SHAREHOLDERS

Your Board has a deep understanding of the industrial services and specialty engineering project solutions industries in which we operate, and they are motivated by a commitment to enhance value for all shareholders. Further:

✓
ALL of Furmanite’s directors have public company experience through leadership positions or Board service with prestigious companies including General Electric, Honeywell, Proctor and Gamble and The Gillette Company.

✓	ALL of Furmanite’s directors have exposure to international operations or direct international operating experience.
✓	ALL of Furmanite’s directors have industry-relevant experience and collectively more than 50 years of direct industry experience.
✓	ALL of Furmanite’s directors are independent, other than the CEO, and four of five directors have five years or less of tenure at Furmanite.
✓
ALL of Furmanite’s directors are highly engaged in the ongoing oversight of the Company, including through regular contact with management and direct input into the Company’s operating plan and strategic objectives.

✓	ALL of Furmanite’s directors collectively bring significant strategic, operational, financial, marketing and industry experience.
✓
ALL of Furmanite’s independent directors, with the exception of the Chairman, lead Board Task Forces. Kevin Jost leads the Board Task Force on Operations, Kathy Cochran leads the Board Task Force on Sales and Marketing, and Ralph Patitucci leads the Board Task Force on Leadership Development and Training.

PLEASE VOTE THE GOLD PROXY CARD TODAY

We believe Furmanite shareholders can protect the value of their investment by voting “FOR” the election of your Board’s experienced and highly qualified director nominees: Sangwoo (“Bill”) Ahn, Kathleen G. Cochran, Kevin R. Jost, Joseph E. Milliron and Ralph J. Patitucci.

Your vote is extremely important, no matter how many or how few shares you own. As the Annual Meeting date is quickly approaching, we urge you to vote TODAY by telephone, online, or by signing and dating the enclosed GOLD proxy card and returning it in the postage-paid envelope provided. Please do NOT return or otherwise vote any white proxy card sent to you by Mustang. If you have previously submitted a white proxy card sent to you by Mustang, your Board urges you to revoke that proxy and vote for your Board’s nominees by signing and dating the enclosed GOLD proxy card today. If you have any questions or need assistance voting your shares, please contact our proxy solicitor, MacKenzie Partners, toll free at (800) 322-2885 or by email at Furmanite@mackenziepartners.com.

On behalf of the Board of Directors, thank you for your continued support.

Sincerely,

/s/ Joe Milliron Joe Milliron Chief Executive Officer, President and Board Member	/s/ Sangwoo Ahn Sangwoo Ahn Chairman of the Board and Presiding Non-Executive Director

If you have questions or need assistance voting your shares please contact:

105 Madison Avenue
New York, New York 10016
Furmanite@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885

ABOUT FURMANITE CORPORATION

Furmanite Corporation (NYSE: FRM), founded in 1920, is one of the world’s largest specialty industrial services and specialty engineering project solutions companies, providing world class solutions to customer needs through more than 80 offices on six continents. The Company delivers a wide portfolio of inspection, mechanical and engineering services which help monitor, maintain, renew and construct the global energy, industrial and municipal infrastructures. Furmanite serves a broad range of industry sectors, including refining, offshore, sub-sea, pipeline, power generation, chemical, petrochemical, pulp and paper, water utilities, automotive, mining, marine and steel manufacturing. World Headquarters and Global Support Operations are located in Houston, Texas; Rotterdam, Netherlands; Kendal, United Kingdom and Melbourne, Australia. For more information, visit www.furmanite.com

IMPORTANT INFORMATION

In connection with its 2015 Annual Meeting of Stockholders, Furmanite Corporation has filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (the "SEC"). INVESTORS AND STOCKHOLDERS OF FURMANITE ARE URGED TO READ THE PROXY STATEMENT FOR THE 2015 ANNUAL MEETING IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and

stockholders may obtain free copies of Furmanite’s definitive proxy statement and any other documents filed by Furmanite in connection with the 2015 Annual Meeting at the SEC's website at www.sec.gov. Free copies of the definitive proxy statement are also available in the "Investors" section of the Company's website at www.furmanite.com. Furmanite and its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies in connection with its 2015 Annual Meeting. Detailed information regarding the names, affiliations and interests of Furmanite’s directors and executive officers is available in the definitive proxy statement for the 2015 Annual Meeting, which was filed with the SEC on March 16, 2015.

Certain of the Company’s statements in this document are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, the Company’s ability to achieve its targeted future performance and revenue levels, the Company’s ability to achieve planned cost savings, and other risks and uncertainties detailed most recently in the Company’s Form 10-K as of December 31, 2014 filed with the SEC. One or more of these factors could affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this document are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.